UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 16, 2011
BRIGHAM EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-34224	75-2692967

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Bridgepoint Pkwy, Bldg. Two, Suite 500, Austin, Texas	78730

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (512) 427-3300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 16, 2011, Brigham Exploration Company (the “Company”) and the Company’s subsidiaries (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, as representatives of the purchasers (the “Purchasers”), in which the Company agreed to issue and sell to the Purchasers $300 million aggregate principal amount of the Company’s 6 7/8% Senior Notes due 2019 (the “Senior Notes”) at a purchase price to the Purchasers of 98.125% of the principal amount of the Senior Notes. The Guarantors agreed to guarantee payment of the Senior Notes.
The offering of the Senior Notes was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. The Senior Notes were not registered under the Securities Act or the securities laws of any other jurisdiction.
In the Purchase Agreement, the Company and the Guarantors made customary representations and warranties and agreed to indemnify the Purchasers against various liabilities, including certain liabilities with respect to the Company’s offering memorandum relating to the Senior Notes. The closing of the sale of the Senior Notes occurred May 19, 2011. A copy of the Purchase Agreement is attached as Exhibit 10.34 to this Current Report on Form 8-K and is incorporated by reference herein.
In connection with the sale of the Senior Notes, the Company entered into a Registration Rights Agreement, dated May 19, 2011, among the Company, the Guarantors and the Purchasers (the “Registration Rights Agreement”), which provides the holders of the Senior Notes certain rights relating to the registration of the Notes under the Securities Act. Pursuant to the Registration Rights Agreement, the Company agreed to conduct a registered exchange offer for the Senior Notes or cause to become effective a shelf registration statement providing for the resale of the Senior Notes. The Company is required to file an exchange offer registration statement (the “Registration Statement”) not later than 210 days after May 19, 2011, and use reasonable best efforts to cause such Registration Statement to become effective within 360 days after May 19, 2011. If the exchange offer is not consummated within 400 days following May 19, 2011, or upon the occurrence of certain other contingencies, the Company will file a shelf registration statement to cover resales of the Senior Notes by holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. If the Company fails to comply with certain obligations under the Registration Rights Agreement, it will be required to pay liquidated damages in the form of additional cash interest to the holders of the Senior Notes.
In addition, the Company entered into the indenture described in Item 2.03 below. The information in Item 2.03 of this report is incorporated herein by reference.
Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The Senior Notes were issued pursuant to an indenture entered into on May 19, 2011 (the “Indenture”) with Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Senior Notes are governed by the Indenture, which contains affirmative and negative covenants that, among other things, limit the Company’s and the Guarantors’ ability to incur additional debt, pay dividends on or make other distributions on stock, purchase or redeem stock or subordinated indebtedness, make investments, create liens, enter into transactions with affiliates, sell assets and merge with or into other companies or transfer substantially all of its assets. The Indenture also contains customary events of default. Upon the occurrence of certain events of default, the Trustee or the holders of the Senior Notes may declare all outstanding Senior Notes to be due and payable immediately.
The Company will pay interest on the Senior Notes on June 1 and December 1 of each year, beginning December 1, 2011. The Senior Notes will mature on June 1, 2019.

The Senior Notes will be redeemable, in whole or in part, on or after June 1, 2015 at the redemption prices set forth in the Indenture. The Company may redeem up to 35% of the Senior Notes before June 1, 2014 with the net cash proceeds from certain equity offerings. Additionally, the Company may redeem some or all of the Senior Notes prior to June 1, 2015 at a price equal to 100% of the principal amount of the Senior Notes plus a make-whole premium. If certain transactions that constitute a change of control occur at any time prior to June 1, 2012, the Company may redeem all of the Senior Notes at a price of 110% of the principal amount of the Senior Notes, plus accrued and unpaid interest. Additionally, if a change of control occurs at any time during the term of the Senior Notes, the Company may be required to repurchase the Senior Notes at a price of 101% of the principal amount of the Senior Notes, plus accrued and unpaid interest.
With certain limited exceptions, the Senior Notes will be guaranteed by all of the Company’s existing and future domestic subsidiaries. The Senior Notes and the guarantees will be the Company’s general, unsecured obligations and will rank equally in right of payment with the Company’s existing and future senior indebtedness, rank senior to all of the Company’s future subordinated indebtedness and be effectively junior in right of payment to all of the Company’s and the Guarantors’ existing and future secured indebtedness.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is filed as part of this current report on Form 8-K:

Exhibit No.	Item

10.34	Purchase Agreement dated May 16, 2011 among the Company, the Guarantors and the Purchasers.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHAM EXPLORATION COMPANY
Date: May 19, 2011	By:	/s/ EUGENE B. SHEPHERD, JR.
		Name:	Eugene B. Shepherd, Jr.
		Title:	Executive Vice President & Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Item

10.34	Purchase Agreement dated May 16, 2011 among the Company, the Guarantors and the Purchasers.